Exhibit 10.1

W. R. BERKLEY CORPORATION
AMENDED AND RESTATED
ANNUAL INCENTIVE COMPENSATION PLAN
(As Amended and Restated as of January 1, 2019)
W. R. Berkley Corporation, a Delaware corporation (the “Company”), adopts this W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan, as amended and restated as of January 1, 2019 (the “Plan”), for the purpose of enhancing the Company’s ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.
The amendments made to the W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan, as in effect prior to the effectiveness of the Plan pursuant to Section 12 (the “Prior Plan”), pursuant to this amendment and restatement shall affect only Incentive Bonuses relating to periods commencing on or after January 1, 2019, and the amendments to the Prior Plan do not, and are not intended to, affect any Incentive Bonus relating to any prior period.
1.   Definitions.  As used herein, the following terms shall have the respective meanings indicated:
(a)   “Board” shall mean the Board of Directors of the Company.
(b)   “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including any successor provisions thereto.
(c)   “Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee of the Board as the Board or a duly authorized committee of the Board shall designate from time to time.
(d)   “Company” shall have the meaning ascribed to such term in the preamble.
(e)   “Deferred Compensation Plan” shall mean the W. R. Berkley Corporation Deferred Compensation Plan for Officers, as amended and/or restated from time to time, or any successor plan thereto.
(f)   “Disability” shall have the meaning ascribed to such term in a Participant’s employment agreement with the Company, or, absent any such agreement or any such definition in such agreement, in the Company’s group long-term disability insurance contract.
(g)   “Eligible Executive” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company.
(h)   “Incentive Bonus” shall mean, for any fiscal year, the amount of incentive compensation payable under the Plan to a Participant, as determined by the Committee in accordance with Section 4 below.

(i)   “Participant” for any fiscal year shall mean any Eligible Executive chosen by the Committee for participation in the Plan for such fiscal year.
(j)   “Plan” shall have the meaning ascribed to such term in the preamble.
(k)   “Pre-Tax Income” shall have the meaning ascribed to such term in Section 4(c)(i) below.
(l)   “Regulations” shall mean the Treasury Regulations (and to the extent applicable, any proposed Treasury Regulations), including any successor regulations thereto, and other guidance promulgated under the Code, as amended from time to time.
(m)   “Stock Incentive Plan” shall mean the W. R. Berkley Corporation 2018 Stock Incentive Plan, as amended and/or restated from time to time, or any successor plan thereto.
2.   Administration of the Plan.  The Plan shall be administered by the Committee, which shall have full power and authority to (i) construe and interpret the Plan, (ii) adopt and alter rules and regulations relating to the Plan, (iii) establish, adjust downward, pay or decline to pay any Incentive Bonus under the Plan, and (iv) make all determinations necessary or advisable for the administration of the Plan.  Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Participant; provided, however, that the exercise of such discretion with respect to any Participant shall not have the effect of increasing the Incentive Bonus that is payable to any other Participant.  The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons.  No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan or Incentive Bonuses granted hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.  All determinations of the Committee in the administration of the Plan shall be conclusive and binding on the Participants and all other parties concerned.  When taking any action or making any determination pursuant to the Plan, the Committee shall consider the effect of such action or determination on the Plan and all Incentive Bonuses under Section 409A of the Code.
3.   Eligibility.  Eligibility under this Plan is limited to Eligible Executives designated as Participants by the Committee in its sole and absolute discretion.
4.   Awards.
(a)   Not later than the ninetieth (90th) day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as a Participant in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Participant for such fiscal year.

(b)   The performance goal for each fiscal year shall be the achievement of Pre-Tax Income or such other performance goal as determined by the Committee in its sole discretion.
(c)   Incentive Bonus Amounts.
(i)   The maximum aggregate amount of Incentive Bonuses for all Participants with respect to any fiscal year shall be five percent (5%) of the Company’s earnings before income taxes as reported in the Company’s audited consolidated financial statements, excluding (a) any losses from discontinued operations; (b) items of an unusual nature or of infrequency of occurrence or non-recurring items, in each case, as determined by the Committee; and (c) the cumulative effect of accounting changes during the fiscal year (“Pre-Tax Income”), subject to reduction by the Committee as provided below.  Not later than the ninetieth (90th) day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall determine the maximum Incentive Bonus payable to each Participant upon the achievement of Pre-Tax Income, which aggregate amount may not exceed five percent (5%) of Pre-Tax Income.
(ii)   Notwithstanding anything herein to the contrary and regardless of the maximum Incentive Bonus set for each Participant and the degree of achievement of Pre-Tax Income for any fiscal year, the Committee may reduce the amount payable hereunder to any Participant for any fiscal year to any lesser amount (including a reduction in such amount to zero) as it deems appropriate, in its sole discretion, taking into account any objective or subjective factors as it deems appropriate; provided, however, that a reduction in the Incentive Bonus for any one or more Participants shall not result in an increase in the Incentive Bonus for any other Participant.
5.   Committee Determination.  As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine the amount of the Incentive Bonus to be paid to each Participant for such fiscal year.
6.   Payment of Incentive Bonuses.
(a)   Subject to any election duly and validly made by a Participant with respect to the deferral of all or a portion of his or her Incentive Bonus as provided in subsection (b) below, Incentive Bonuses shall be paid in cash and/or equity-based awards under the Stock Incentive Plan as determined by the Committee in its sole and absolute discretion.  Payment of any Incentive Bonus shall be made to each Participant as soon as practicable after the Committee’s determination under Section 5; provided, however, that in no event shall such payment be made later than the March 15th of the year immediately following the end of the fiscal year to which the Incentive Bonus relates.
(b)   The Committee may allow one or more Participants to elect to defer payment of all or a portion of such a Participant’s Incentive Bonus for any fiscal year, which deferral shall be made and governed pursuant to the terms of the Deferred Compensation Plan, in which case such deferred amounts shall be paid to such a Participant pursuant to the terms of the Deferred Compensation Plan.

7.   Termination of Employment.
(a)   If a Participant’s employment with the Company terminates during a fiscal year by reason of death or Disability, the Participant shall be entitled to receive the Incentive Bonus for such fiscal year prorated for the number of days during the fiscal year in which such Participant was employed.  Any such amount shall be paid to the Participant at the same time and in the same manner as such amount would have been paid to the Participant had the Participant continued to be employed with the Company through the applicable payment date.
(b)   If a Participant’s employment with the Company terminates for any reason other than as provided in Section 7(a), he or she shall forfeit any right to receive an Incentive Bonus for the applicable fiscal year in which the termination occurs.
8.   No Right to Bonus or Continued Employment.  Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company.  The Company expressly reserves any and all rights to discharge any Participant without incurring liability to any person under the Plan or otherwise.  Notwithstanding any other provision hereof and notwithstanding the fact that Pre-Tax Income has been achieved or the individual Incentive Bonus amounts have been determined, such amounts shall not be earned and the Company shall have no obligation to pay any Incentive Bonus hereunder unless and until the Committee expressly grants such Incentive Bonus amounts to Participants.
9.   Withholding; Section 409A.  The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus, including any amount of FICA taxes required to be withheld pursuant to Section 3121(v) of the Code, with respect to any amounts deferred hereunder.  Remuneration payable under the Plan is intended to comply with or be exempt from Section 409A of the Code, and the Plan shall be construed consistently with such intentions.
10.   Nontransferability.  Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to a Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition, other than by will or the laws of descent and distribution.
11.   Unfunded Plan.  The Plan shall be unfunded and the Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company.  A Participant’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

12.   Adoption, Amendment, Suspension and Termination of the Plan.
(a)   The Plan shall be effective as of January 1, 2019, and subject to the provisions of this Section 12, shall remain in effect thereafter unless otherwise terminated.  The Company reserves the right, by action of the Committee, to terminate the Plan at any time.
(b)   The Committee may, at any time and from time to time, alter, amend or suspend the Plan in whole or in part.
13.   Governing Law.  The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.
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